Attachment to Form 3
FORM 3 JOINT FILER INFORMATION
Name and Address:	Third Point LLC
390 Park Avenue
New York, NY 10022
Date of Event Requiring Statement:	04/26/16
Issuer and Ticker Symbol:	Kadmon Holdings, LLC [KDMN]
Relationship to Issuer:	10% Owner
Designated Filer:	Daniel S. Loeb
TABLE I INFORMATION
Title of Security:	Common Stock
Amount of Securities Beneficially Owned	6,113,020
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	See Footnote (1) in the Form 3
TABLE II INFORMATION
None.

Signature	THIRD POINT LLC
By: DANIEL S. LOEB, Chief Executive Officer
	By:	/s/ William Song
Name: William Song
Title: Attorney-in-Fact

/s/ Daniel S. Loeb
DANIEL S. LOEB